EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Community Bankshares, Inc.

We consent to the incorporation by reference into Registration Statement No. 333-18461 on Form S-8 and Registration Statement No. 333-46111 on Form S-3 of Community Bankshares, Inc. of our report dated February 27, 2006, relating to the consolidated balance sheets of Community Bankshares, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Community Bankshares, Inc.

                                                 s/ J.W. Hunt and Company, LLP


Columbia, SC
March 30, 2006